UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2022

CVS HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-01011	05-0494040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive, Woonsocket, Rhode Island	02895
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(401) 765-1500
Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Section 8 – Other Events

Item 8.01	Other Events.

CVS Health Corporation (“CVS Health”) issued a press release today announcing that it and its subsidiary CVS Pharmacy, Inc. (“CVS Pharmacy”) have entered into a settlement agreement with the State of Florida to resolve claims related to prescriptions for opioid medications that were filled at CVS pharmacy locations in Florida. Under the terms of the settlement agreement, CVS Health and CVS Pharmacy will settle all opioid claims against them and their subsidiaries by the State of Florida for $484 million, which is to be paid over a period of 18 years. Under the agreement, local municipalities within the State of Florida have 30 days to determine whether they will join the settlement negotiated by the State of Florida. At the conclusion of the 30-day period, CVS Health and CVS Pharmacy have the option to not proceed with the settlement if they determine that a sufficient number of municipalities have not agreed to join the settlement. As a result of this settlement, CVS Health and CVS Pharmacy will no longer be defendants in the State of Florida’s opioid lawsuit that is scheduled for trial in April 2022.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 30, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH CORPORATION

Date: March 30, 2022	By:	/s/ Colleen M. McIntosh
Colleen M. McIntosh
Senior Vice President, Chief Governance Officer,
Corporate Secretary and Assistant General Counsel